SETTLEMENT — MEMORANDUM OF AGREEMENT

Debtor Party:	Manhattan Scientifics, Inc. ("MHTX")
Creditor Parties:	Marvin Maslow ("MM")
Jack B. Harrod ("JBH")
Gross Amount of "Soft Debt" as of 12/31/06*:	MM = $1,375,000.
JBH = $ 1,112,500.
Settlement Amount(s) at 40%:	MM = $550,000

JBH = $445,000.

Proportionate payments will be made to MM (55%) & JBH (45%) plus Interest on Settlement Amount(s) of 5% per annum on unpaid sums.

Payment format:

(a)        Monthly based upon net proceeds of sales of shares of Novint ("NVNT") stock owned by Debtor on the following basis: MHTX will sell shares of NVNT common stock on a weekly basis at the rate of 5% of the prior week's total trading volume over the course of each week with minimum sales of at least 2,000 shares. For example: If the prior week's trading volume is an aggregate of 70,000 shares, then MHTX will sell 5% or 3,500 shares (say 700 shares/day) during the next week. All net proceeds will be paid out 55% to MM and 45% to JBH by the 10th of each month for the prior month's sales (monthly payments shall be applied first to accrued interest and then to principal), and

(b) In the event that MHTX sells any other of its assets, i.e., Novint adult rights, or patent portfolio interests, 50% of the net proceeds of such sale shall be promptly paid out 55/45 to MM and JBH to accelerate the repayment of the subject debt. The Company shall retain the other 50% of the net proceeds for corporate purposes.

• NOTE: This format allows MHTX to potentially realize some appreciation from its ownership of NVNT shares which was the original stated purpose to incubate NVNT. MHTX shareholders might otherwise complain that the Company was not allowed by "insiders" to realize the object of its NVNT investment.

Conditions:	Approval by counsel

Marvin Maslow	Manhattan Scientifics, Inc.
By:/s/ Marvin Maslow	By: Emmanuel Tsoupanarias
December 12, 2007	December 12, 2007

Jack B. Harrod

By:/s/ Jack B. Harrod

December 12, 2007